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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

☑ Filed by the Registrant
☐ Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TASTY BAKING COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2)	Form, Schedule or Registration Statement No.:

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4)	Date Filed:

TASTY BAKING COMPANY
2801 Hunting Park Avenue
Philadelphia, Pennsylvania 19129

April 8, 2005

Dear Shareholder:

     You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Tasty Baking Company which will be held at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania 19102, on Thursday, May 12, 2005 at 11:00 a.m. Please note that directions to The Union League are provided on the last page of the Proxy Statement.

     At the meeting, shareholders will be asked to elect three Class 1 directors to hold office until the Annual Meeting of Shareholders in 2008, to approve an amendment to the Company’s 2003 Long Term Incentive Plan to increase the number of authorized shares of common stock, to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2005, and to transact such other business as may properly come before the meeting. The accompanying Notice of Annual Meeting and Proxy Statement describe in more detail the business to be transacted at the Annual Meeting. Also enclosed is a copy of our 2004 Annual Report.

     Your participation in the Annual Meeting of the Company is important, regardless of the number of shares you own. In order to ensure that your shares are represented at the Annual Meeting, whether you plan to attend or not, please complete and return the enclosed proxy card as soon as possible. If you choose to attend the meeting and wish to modify your vote, you may revoke your proxy and vote in person at the meeting.

     The Board of Directors appreciates your time and attention in reviewing the accompanying Proxy Statement. Thank you for your continued interest in Tasty Baking Company. We look forward to seeing you at the meeting.

Sincerely,

James E. Ksansnak	Charles P. Pizzi
Chairman of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
INTRODUCTION
VOTING SECURITIES
PRINCIPAL HOLDERS OF VOTING SECURITIES
DIRECTORS AND EXECUTIVE OFFICERS — PROPOSAL NO. 1
DIRECTOR ATTENDANCE AND COMPENSATION
COMMITTEES OF THE BOARD OF DIRECTORS
CORPORATE GOVERNANCE
COMPENSATION OF EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE (1)
OPTION/SAR GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
PENSION PLAN
REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
REPORT OF THE AUDIT COMMITTEE
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTING FIRM — PROPOSAL NO. 3
OTHER BUSINESS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING
ANNUAL REPORT ON FORM 10-K FILED WITH SECURITIES AND EXCHANGE COMMISSION
APPENDIX A
APPENDIX B
DIRECTIONS TO THE UNION LEAGUE OF PHILADELPHIA

TASTY BAKING COMPANY
2801 Hunting Park Avenue
Philadelphia, Pennsylvania 19129

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 12, 2005

To Our Shareholders:

     The Annual Meeting of Shareholders of Tasty Baking Company (the “Company”) will be held at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania 19102, on Thursday, May 12, 2005 at 11:00 a.m., for the following purposes:

(1)	to elect three Class 1 directors to hold office until the Annual Meeting of Shareholders in 2008, and until their successors are elected and qualified;

(2)	to approve an amendment to the Company’s 2003 Long Term Incentive Plan to increase the number of authorized shares of common stock by 500,000 shares;

(3)	to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2005; and

(4)	to transact any other business that may properly come before the meeting or any adjournment or adjournments thereof.

     Only shareholders of record at the close of business on February 25, 2005, will be entitled to vote at the meeting.

By Order of the Board of Directors

Christina M. Whitford
Secretary

April 8, 2005
Philadelphia, Pennsylvania

PLEASE SIGN, MARK, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ADDRESSED REPLY ENVELOPE WHICH IS FURNISHED FOR YOUR CONVENIENCE. THIS ENVELOPE NEEDS NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

TASTY BAKING COMPANY

2801 Hunting Park Avenue
Philadelphia, Pennsylvania 19129
215-221-8500

PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS
MAY 12, 2005

INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Tasty Baking Company (the “Company”) to be used in voting at the Annual Meeting of Shareholders to be held on Thursday, May 12, 2005 at 11:00 a.m., at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania 19102, or at any adjournment or adjournments thereof. This Proxy Statement, the Notice of Annual Meeting, the Proxy and the Company’s 2004 Annual Report, including Consolidated Balance Sheets as of December 25, 2004 and December 27, 2003 and Consolidated Statements of Operations and Retained Earnings, Changes in Capital Accounts and Cash Flows for the fiscal years ended December 25, 2004, December 27, 2003 and December 28, 2002 have been mailed on or about April 8, 2005 to each shareholder of record at the close of business on February 25, 2005.

     Please sign, mark and complete the enclosed Proxy and return it in the addressed reply envelope which is furnished for your convenience. If any matters that are not specifically set forth on the Proxy and in this Proxy Statement properly come before the Annual Meeting, the proxies intend to vote on those matters in accordance with their reasonable business judgment.

     A Proxy in the form enclosed, if duly signed, marked, and received in time for voting, will be voted in accordance with the directions of the shareholder. The persons designated as the proxies shall have the discretionary authority to vote cumulatively for the election of directors and to distribute such votes among the nominees standing for election (except as otherwise instructed by a shareholder in the accompanying Proxy) to assure the election of the nominees of the Board of Directors. The giving of a Proxy does not prevent you from voting in person should you so desire. Under Pennsylvania law, a shareholder may revoke a Proxy by giving written notice to the Secretary of the Company at the address of the principal executive offices or in open meeting, but the revocation will not affect any vote previously taken.

     The expense of soliciting Proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy and Proxy Statement, will be paid by the Company. The solicitation will be made by the use of the mails and through brokers and banking institutions and may also be made by officers and regular employees of the Company. Proxies may be solicited by personal interview, mail, telephone and possibly by facsimile transmission. In addition, the Company may choose to use the services of an independent proxy solicitation firm to assist with the solicitation of proxies. At the Annual Meeting, in accordance with past practice, shareholders will be requested to approve the minutes of the 2004 Annual Meeting of Shareholders. The approval requested will be for the minutes, and not the underlying actions taken by the shareholders at that meeting.

     In this Proxy Statement, and unless otherwise provided, the term “executive officers” refers to the President and Chief Executive Officer; the Senior Vice President and Chief Financial Officer; the Senior Vice President and Chief Marketing Officer; the Senior Vice President, Supply Chain; the Vice President, Human Resources; the Vice President, Sales; the Vice President, Direct Sales; the Vice President and Controller; and the Chief Information Officer.

VOTING SECURITIES

     General

     Each holder of record of the Company’s Common Stock, par value $0.50 per share, at the close of business on February 25, 2005, is entitled to one vote per share on matters that come before the meeting, except that cumulative voting rights may be exercised with respect to the election of directors. At the close of business on February 25, 2005, there were outstanding 8,176,898 shares of the Company’s Common Stock entitled to vote at the Annual Meeting.

     Under the Pennsylvania Business Corporation Law of 1988, as amended, and the Company’s By-Laws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on a particular matter constitutes a quorum to take action at a shareholders’ meeting. Shares which are present, or represented by a proxy, will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on a matter (“Abstentions”) or whether a broker with discretionary authority fails to exercise its discretionary authority to vote shares with respect to the matter (“Broker Non-Votes”). The nominees receiving the highest number of votes, up to the number of directors (three), will be elected. The affirmative vote of at least a majority of the votes cast at the Annual Meeting of Shareholders by all shareholders entitled to vote thereon is required to adopt any other proposal. For voting purposes, only shares voted either for or against the adoption of a proposal or the election of directors, and neither Abstentions nor Broker Non-Votes, will be counted as voting in determining whether a proposal is approved or a director is elected. As a consequence, Abstentions and Broker Non-Votes will have no effect on the adoption of a proposal or the election of a director.

     Cumulative Voting

     A shareholder wishing to exercise cumulative voting rights in the election of directors may multiply the number of shares which he or she is entitled to vote by the total number of directors to be elected (three) to determine the total number of votes he or she may cast. The shareholder may then distribute the total number of votes among one or more nominees in the proportion he or she desires. The proxies shall have the discretionary authority to vote cumulatively and to distribute such votes among the nominees so as to assure the election of the nominees of the Board of Directors, except for nominees as to whom a shareholder withholds authority to vote and except where a shareholder has directed that votes be cast cumulatively by specific instructions to the proxies.

PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth, as of February 25, 2005, the shares of the Company’s Common Stock held by shareholders of the Company who were known by the Company to own beneficially more than 5% of its outstanding Common Stock, by the directors and director nominees, by the named executive officers, and by all directors and executive officers of the Company as a group.

Name and Address of	Amount and Nature of Beneficial Ownership (1)				Percent of
Beneficial Owner	Direct		Indirect		Shares (1)
The TCW Group, Inc.
865 South Figueroa Street
Los Angeles, CA 90017	—		936,105		11.4%

Dalton, Greiner, Hartman, Maher & Co.
565 Fifth Avenue, Suite 2101
New York, NY 10017	—		731,100		8.9%

Dimensional Fund Advisors Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401	—		686,287	(10)	8.4%

Philip J. Baur, Jr.
509 Twin Silo Dr.
Blue Bell, PA 19422	40,585	(6)	467,125	(2)(3)(4)(5)	6.2%

Name and Address of	Amount and Nature of Beneficial Ownership (1)				Percent of
Beneficial Owner	Direct		Indirect		Shares (1)
Wachovia Bank, N. A.
One Wachovia Center
Charlotte, NC 28288	—		445,937		5.5%

Name of Director, Nominee	Amount and Nature of Beneficial Ownership (1)				Percent of
and/or Named Executive Officer	Direct		Indirect		Shares (1)
Fred C. Aldridge, Jr.	74,628	(6)	—		*

Philip J. Baur, Jr.	40,585	(6)	467,125	(2)(3)(4)(5)	6.2%

James C. Hellauer	—		—		*

Ronald J. Kozich	5,583	(6)	—		*

James E. Ksansnak	30,000	(6)	—		*

James E. Nevels	120	(9)	—		*

Charles P. Pizzi	112,333	(7)(8)	—		1.4%

Judith M. von Seldeneck	31,852	(6)	—		*

David J. West	2,667	(6)	—		*

Autumn R. Bayles	11,867	(7)(8)	—		*

David S. Marberger	47,000	(7)(8)	—		*

Vincent A. Melchiorre	48,900	(7)(8)	—		*

Blake W. Thompson	6,667	(7)(8)	—		*

All Directors, Nominees and Executive Officers as a Group (17 persons)	476,233	(6)(7)(8)(9)	467,125	(2)(3)(4)(5)	11.7%

*	Representing less than 1% of the outstanding stock.

(1)	Based on information furnished to the Company by the respective shareholders, or contained in filings made with the Securities and Exchange Commission. For purposes of this table, if a person has or shares voting or investment power with respect to any shares, they are considered beneficially owned by that person under rules of the Securities and Exchange Commission. As a result, in some cases, the same shares are listed opposite more than one name in the table. The table also includes shares which are the subject of stock options granted to certain officers and directors of the Company under stock option plans or grants by the Company to the extent presently exercisable or exercisable within sixty days of February 25, 2005. Those shares are deemed outstanding for the purpose of computing the percentage ownership of those officers and directors individually and in the aggregate.

(2)	A total of 355,542 shares are held in two trusts created under the will of Philip J. Baur, deceased, of which Wachovia Bank, National Association, and Philip J. Baur, Jr. are co-trustees. Philip J. Baur, Jr. shares investment power with the bank and has sole power to vote all of the shares held in the two trusts.

(3)	Includes 87,070 shares held in a trust created by Emma M. Baur, deceased. Philip J. Baur, Jr. is a co-trustee and shares voting and investment power with an individual co-trustee.

(4)	Includes (i) 13,000 shares owned by the Philippian Foundation, a charitable foundation of which Mr. Baur is trustee and has sole voting and investment power, and (ii) 11,513 shares owned by Mr. Baur’s spouse.

(5)	Includes 15,271 shares held in revocable trust under deed of Philip J. Baur, Jr., dated June 3, 1983, as amended.

(6)	Includes (i) presently exercisable replacement options for 20,046 shares granted to Mr. Aldridge under the Company’s 1993 Replacement Option Plan (P & J Spin-Off), and (ii) presently exercisable options granted by the Board of Directors to Messrs. Aldridge, Baur, Kozich, Ksansnak and West and Ms. von Seldeneck of 19,208, 18,541, 3,333, 5,000, 1,667 and 19,208 shares, respectively.

(7)	Includes presently exercisable options of 73,333, 29,500, 29,500, 6,667 and 1,667 shares for Messrs. Pizzi, Marberger, Melchiorre and Thompson and Ms. Bayles, respectively, granted to them under the Company’s 1997 Long Term Incentive Plan and 2003 Long Term Incentive Plan.

(8)	Includes restricted stock grants of 30,000, 15,000, 15,000, 15,000 and 10,000 for Messrs. Pizzi, Marberger, Melchiorre and Thompson and Ms. Bayles, respectively, granted to them under the Company’s 2003 Long Term Incentive Plan.

(9)	Includes 20 shares held by the James E. Nevels and Lourene A. Nevels Foundation.

(10)	Dimensional Fund Advisors Inc. is an investment advisor and possesses sole dispositive and voting power over all 686,287 shares. Dimensional Fund Advisors Inc. disclaims beneficial ownership of all 686,287 pursuant to the Schedule 13G which it filed on February 9, 2005.

DIRECTORS AND EXECUTIVE OFFICERS — PROPOSAL NO. 1

     At the Annual Meeting, three persons will be elected to the Board of Directors as Class 1 directors to serve for three years until the Annual Meeting in 2008 and their successors are elected and qualified. The Company’s Articles of Incorporation and By-Laws, as amended, provide for three classes of directors with staggered terms of three years each. At present, Class 2 directors will hold office until the Annual Meeting in 2006 and Class 3 directors will hold office until the Annual Meeting in 2007, with the members of each class to hold office until their successors are elected and qualified.

     On January 11, 2005, Mr. G. Fred DiBona, Jr., a Class 1 director, passed away following a battle with cancer. Mr. DiBona served on the Board of Directors since 1996 and will be missed greatly. Also Mr. Philip J. Baur, Jr., a Class 3 director, announced that he intends to retire following the Annual Meeting of Shareholders on May 12, 2005. Mr. Baur has served on the Board of Directors since 1954 and held various positions with the Company, including Chairman of the Board. The Board of Directors would like to recognize Mr. Baur’s distinguished service to the Company for more than 50 years and wishes him a healthy and happy retirement. As a result of Mr. Baur’s retirement, there will be a vacancy for a Class 3 director that may not be filled immediately.

     Listed below are the nominees for the Board of Directors, as well as the remaining directors and executive officers of the Company. Messrs. Aldridge, Hellauer and Nevels have been nominated by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee. Mr. Aldridge is an incumbent director. Messrs. Hellauer and Nevels were recommended to the Committee by a non-management director. Any Proxy not specifically marked will be voted by the named proxies for the election of the nominees named below, except as otherwise instructed by the shareholders, provided that, as set forth above, the proxies have discretionary authority to cumulate their votes. It is not contemplated that any of the nominees will be unable or unwilling to serve as a director, but, if that should occur, the Board of Directors reserves the right to nominate another person.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE FOLLOWING NOMINEES:

NOMINEES FOR DIRECTOR — CLASS 1 (TERM EXPIRES AT ANNUAL MEETING IN 2008):

     Fred C. Aldridge, Jr. (age 71) — Mr. Aldridge has served as a Director of the Company since April 1981. He retired as a partner from the Philadelphia law firm of Stradley, Ronon, Stevens & Young, LLP, counsel to the Company, on December 31, 1997. Mr. Aldridge continues to practice law and had previously represented the Company as outside legal counsel. On February 28, 2003, Mr. Aldridge resigned as counsel and no longer provides legal services to the Company. Mr. Aldridge is President of The Grace S. and W. Linton Nelson Foundation, a charitable foundation, and Vice President/Special Counsel to the Independent Trustees/Directors of each of the Funds in the Delaware Investments Family of Funds. Pursuant to the Corporate Governance Guidelines, the Board of Directors waived by a majority vote the retirement guideline for Mr. Aldridge who will become 72 years of age prior to the Annual Meeting of Shareholders.

     James C. Hellauer (age 66) — Since 1999, Mr. Hellauer has served as the Executive Director of The Colmen Group, a consulting company which provides management services to middle market companies. Mr. Hellauer is also a director of PMA Capital Corporation, a property and casualty insurance holding company. The Colmen Group served as a consultant for Tasty Baking Company for the years 2002 through 2004 earning approximately $37,386 during that period.

     James E. Nevels (age 53) — Mr. Nevels serves as the Chairman of The Swarthmore Group, an independent registered investment advisor, which he founded in 1991. In December 2001, Mr. Nevels was appointed as Chairman of the Philadelphia School Reform Commission which has been charged with overseeing the turnaround of the Philadelphia School System. He currently serves as a member of the Board of Berea College, the Board of Directors of the Association of Governing Boards and Colleges and Universities; the Board of Visitors, Temple University-Fox School of Business and Management; and the Board of Overseers of the University of Pennsylvania Law School. In 2004, Mr. Nevels was appointed to serve on the Advisory Committee to the Pension Benefit Guaranty Corporation.

DIRECTORS — CLASS 2 (TERM EXPIRES AT ANNUAL MEETING IN 2006):

     Ronald J. Kozich (age 65) — Mr. Kozich has served as a Director of the Company since December 2000. Mr. Kozich retired as a partner from Ernst & Young LLP on September 30, 1999. Prior to his retirement, he was the managing partner of Ernst & Young LLP, Philadelphia. Mr. Kozich is a member of the Board of Directors of CDI Corporation and the Board of Managers of IPR International, LLC.

     James E. Ksansnak (age 65) — Mr. Ksansnak has served as a Director of the Company and Chairman of the Board of Directors since May 2003. Mr. Ksansnak is a Director of ARAMARK Corporation and was Vice Chairman of ARAMARK from May 1997 until February 2001. Prior to May 1997, he was Executive Vice President and Chief Financial Officer of ARAMARK. He is also a Director of CSS Industries, Inc.

     Charles P. Pizzi (age 54) — Mr. Pizzi has served as a Director, President and Chief Executive Officer of the Company since October 2002. Prior to joining the Company, Mr. Pizzi served as President and Chief Executive Officer of the Greater Philadelphia Chamber of Commerce from April 1989 until October 2002. He serves on the Board of Directors for Vestaur Securities, Inc., Independence Blue Cross, and the Philadelphia Stock Exchange; the Board of Trustees for Brandywine Realty Trust; and the Board of Advisors for The Day & Zimmerman Group, Inc.

DIRECTORS — CLASS 3 (TERM EXPIRES AT ANNUAL MEETING IN 2007):

     Philip J. Baur, Jr. (age 74) — Mr. Baur has served as a Director of the Company since 1954 and served as Chairman of the Board from April 1981 to January 1998. On December 31, 1987, Mr. Baur retired as President of Tastykake, Inc., a position he had held for more than fourteen years. Mr. Baur announced that he intends to retire following the Annual Meeting of Shareholders on May 12, 2005.

     Judith M. von Seldeneck (age 64) — Ms. von Seldeneck has served as a Director of the Company since July 1991. She is the Chairman of Diversified Search, Inc., a generalist executive search firm. Ms. von Seldeneck is also a Director of Citizens Bank of Pennsylvania, Teleflex Incorporated, Caron Foundation, the Hyde School and the Greater Philadelphia Chamber of Commerce; and Chair of the Association of Executive Search Consultants and the National Association of Corporate Directors, Philadelphia Chapter.

     David J. West (age 42) — Mr. West has served as a Director of the Company since December 2003. Since January 2005, Mr. West has served as Senior Vice President, Chief Financial Officer of Hershey Foods Corp. From December 2002 to December 2004, Mr. West served as Senior Vice President, Chief Customer Officer of Hershey Foods Corp. From June 2001 to December 2002, Mr. West has served as Hershey Foods Corp.’s Senior Vice President, Business Planning and Development. Prior to joining Hershey Foods Corp., Mr. West was employed by Kraft Foods Inc. as Senior Vice President, Finance from December 2000 to June 2001 and by Nabisco, Inc. as Senior Vice President and Chief Financial Officer from November 1999 to December 2000.

EXECUTIVE OFFICERS (Not Also Directors):

     Autumn R. Bayles (age 34) — Ms. Bayles joined the Company as Chief Information Officer on August 1, 2003. Prior to joining the Company, Ms. Bayles was Managing Principal Consultant for IBM Business Consulting Services, a division of IBM, from October 2002 to August 2003; Managing Principal Consultant for PwC Consulting, a division of PricewaterhouseCoopers LLP, from November 2001 to October 2002 when IBM Business Consulting Services acquired PwC Consulting; Director of Consulting at Destiny Websolutions from March 2001 to October 2001; Technology Management Consultant at Safeguard Scientifics, Inc. from March 2000 to March 2001; and various consultant positions, including Staff Consultant, Senior Consultant, Managing Consultant, Senior Management Consultant and Principal Consultant, at PwC Consulting from 1992 to March 2000.

     Robert V. Brown (age 46) — Mr. Brown rejoined the Company in February 2003 and was elected Vice President, Sales in August 2003. Prior to joining the Company, Mr. Brown was District Sales Manager for Lance, Inc. from January 2002 to February 2003. Mr. Brown was previously employed by the Company from 1984 to December 2001 and served as Director, Route Sales, from 1993 to 2001.

     Thomas M. Junod (age 56) — Mr. Junod was elected Vice President and Controller on August 30, 2004. Prior to joining the Company, Mr. Junod was employed by Keystone Foods LLC from June 1998 until August 2004 as Group Controller.

     David S. Marberger (age 40) — Mr. Marberger was elected Senior Vice President and Chief Financial Officer on February 5, 2003. Prior to joining the Company, Mr. Marberger was employed by Campbell Soup Company as Vice President, Finance, Food and Beverage Division, from September 2001 until February 2003; Vice President, Finance, Away from Home Division, from August 2000 until September 2001; Finance Director, U.S. Soup Division, from August 1999 until August 2000; Worldwide Audit Director from April 1998 until August 1999; and Manager Financial Planning and Analysis, Corporate Development from April 1997 until April 1998.

     Vincent A. Melchiorre (age 44) — Mr. Melchiorre was elected Senior Vice President and Chief Marketing Officer on January 21, 2003. Prior to joining the Company, Mr. Melchiorre was employed by Campbell Soup Company as Vice President, Biscuit Marketing for Pepperidge Farm from May 2000 until January 2003 and Business Director, Red and White Soup, from 1997 until May 2000.

     Nancy K. O’Toole (age 50) — Ms. O’Toole was elected Vice President, Human Resources, on March 3, 2003. Prior to joining the Company, Ms. O’Toole was Director, Human Resources, for Stroehmann Bakeries, L.C. from May 1996 until February 2003.

     Christopher J. Rahey (age 50) — Mr. Rahey was elected Vice President, Direct Sales, on May 7, 2004. Prior to joining the Company, Mr. Rahey was Vice President, Sales, Northeast for Meyer’s Baking Company from May 2002 to May 2004; and Vice President of Sales for George Weston Bakeries from 1995 to 2002.

     Blake W. Thompson (age 50) — Mr. Thompson was elected Senior Vice President, Supply Chain, on February 16, 2004. Prior to joining the Company, Mr. Thompson was Region Vice President of Operations, Northeast Region, from November 2001 to February 2004, and Director of Operations, Carolinas Region, from May 1996 to November 2001 for Frito Lay, Inc., a division of PepsiCo.

DIRECTOR ATTENDANCE AND COMPENSATION

     Attendance

     During the fiscal year ended December 25, 2004, eight meetings of the Board of Directors were held. In addition, an aggregate of 18 meetings of the committees of the Board of Directors were held in that period. During 2004, each incumbent director attended at least 94% of the regularly scheduled and special meetings of the Board and its committees on which he or she served. The average attendance of all directors at all Board and committee meetings during 2004 was 98%. While the Company does not have a formal, written attendance policy requiring directors to attend the annual meeting of shareholders, the Board of Directors strongly encourages all directors to attend the annual meeting. All incumbent directors of the Company who were directors as of the meeting date attended the 2004 Annual Meeting of Shareholders.

     Executive Sessions

     The Board of Directors meets at least once annually in an executive session of the independent directors of the Board. Mr. Ksansnak, the independent Chairman of the Board, presides over the executive sessions of the independent directors.

     Compensation

     During fiscal year 2004, the Company paid an annual retainer fee of $15,000 to non-officer directors and an additional retainer fee of $5,000 for the independent Chairman of the Board, $4,000 for the Chair of the Audit Committee, $2,500 for the Chair of the Compensation Committee, $2,500 for the Chair of the Nominating and Corporate Governance Committee, and $2,500 for the Chair of the Strategic Planning Committee. Non-officer directors were paid a fee of $1,000 for each Board and committee meeting attended.

     During the Company’s fiscal year 2003, the Company paid Mr. Aldridge, a Director of the Company, $18,750 in consideration for legal services rendered to the Company. Mr. Aldridge resigned as counsel to the Company on February 28, 2003 and no longer provides legal services to the Company.

     On August 7, 2003, upon the approval of the Board of Directors, the Compensation Committee awarded stock options to all non-officer directors pursuant to the 2003 Long Term Incentive Plan. Messrs. Aldridge, Baur, Kozich and Ksansnak and Ms. von Seldeneck were awarded 7,000, 5,000, 10,000, 15,000 and 7,000 stock options, respectively, with an exercise price of $10.78 equal to the closing price for the Company’s Common Stock on the date of grant. On December 5, 2003, Mr. West was elected to the Board of Directors, and on February 4, 2004, he was granted 5,000 stock options with an exercise price of $10.32 equal to the closing price for the Company’s Common Stock on the date of grant. These option grants will vest in equal one-third increments on the first, second and third anniversaries of the date of grant. In addition, any shares obtained through the exercise of these options may not be sold or transferred, other than for the payment of taxes incurred in the exercise of such options, for a five-year holding period which ends on the fifth anniversary of the date of grant.

     Non-officer directors who have ceased to be directors and who have reached age 65 with five or more years of service on the Board of Directors are entitled to receive an annual retirement benefit equal to the amount of the annual retainer fee in effect on the date the director ceases to be a director (but not less than $16,000 for directors serving on June 30, 1993). This benefit will be paid monthly to the retired director until the earlier of the death of the retired director or for the number of years of credited service of such director as a member of the Board of Directors of the Company.

     The Company has entered into a Trust Agreement with Wachovia Bank, N. A. for the benefit of directors. Under this Trust Agreement the Company is obligated to deposit sufficient funds with the Trustee to enable it to purchase annuity contracts to fund the directors’ retirement benefits in the event of a change in control of the Company.

     Director Independence

     The Board has determined that, except for Charles P. Pizzi, President and Chief Executive Officer of the Company, none of the directors, including the nominees for election to the Board of Directors at the 2005 Annual Meeting of Shareholders, has a material relationship with the Company under the New York Stock Exchange listing standards, and that each is an independent director. The Board adopted categorical standards of director independence, which are attached hereto as Appendix B. Each of the directors, except for Mr. Pizzi, qualify as independent under these standards. Accordingly, eight of the nine Directors and nominees are independent.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee consisting of directors who the Board has affirmatively determined are “independent” as defined in the New York Stock Exchange Listing Standards. Each Committee operates pursuant to a charter approved by the Board of Directors, copies of which are available on the Company’s website at www.tastykake.com, under the “Corporate Info-Corporate Governance” captions, or upon written request directed to the Secretary of the Company at 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129.

     The Audit Committee has the responsibility to assist the Board of Directors in its oversight of the integrity of the Company’s financial statements, the qualification and independence of the Company’s independent registered public accounting firm (“independent accounting firm”), and the performance of the independent accounting firm and the Company’s internal audit personnel. The Committee oversees the Company’s financial reporting process, hires and sets the compensation of the Company’s independent accounting firm, pre-approves all audit and non-audit engagements of the Company’s independent accounting firm, reviews reports from the Company’s independent accounting firm and the Company’s financial statements, monitors and informs the Board of the Company’s accounting policies and internal controls, reviews the scope of the audit, and monitors the quality and objectivity of the Company’s financial statements and the independence of the Company’s independent accounting firm. In addition, pursuant to its Charter, the Committee performs an annual evaluation of its performance and the adequacy of the Committee’s Charter. Ronald J. Kozich is Chairman of the Audit Committee and Fred C. Aldridge, Jr., Philip J. Baur, Jr. and James E. Ksansnak are members of the Committee. The Board of Directors has determined that each member of the Committee is “independent” and “financially literate” as the Board of Directors has interpreted such qualifications in its business judgment, all as required by the applicable New York Stock Exchange Listing Standards. The Board of Directors has also determined that each member of the Committee is “independent” as defined under Section 301 of the Sarbanes-Oxley Act of 2002, and the regulations thereunder. In addition, the Board of Directors has determined that Ronald J. Kozich is an “audit committee financial expert” as defined by the rules under the Securities Exchange Act of 1934 (the “Exchange Act”) and is “independent” as defined in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. During the fiscal year ended December 25, 2004, there were eight meetings of the Audit Committee.

     The Compensation Committee has the responsibility to evaluate the performance of the President and Chief Executive Officer and other executive officers; to review, determine and approve, together with the independent directors of the Board, the compensation of the President and Chief Executive Officer and the other executive officers of the Company, including salary, bonus and benefits under the various compensation plans maintained by the Company; to administer, determine and grant options and awards under the 1997 Long Term Incentive Plan and 2003 Long Term Incentive Plan; and to oversee the administration and performance of all employee benefit retirement plans offered by the Company. Judith M. von Seldeneck is Chairperson of the Compensation Committee and Ronald J. Kozich and James E. Ksansnak are members of the Committee. G. Fred DiBona, Jr. was a member of the Committee until his death on January 11, 2005. During the fiscal year ended December 25, 2004, the Committee held four meetings and met on December 15, 2004 and February 11, 2005 to review and make recommendations for bonuses under the Management Incentive Plan for 2004, bonus targets under the Management Incentive Plan for 2005, and salary adjustments for 2005.

     The Nominating and Corporate Governance Committee has the responsibility to review, consider and make recommendations to the Board concerning the size, function and needs of the Board and its committees; no less frequently than annually, to review and make recommendations to the Board of

Directors with respect to the Company’s Corporate Governance Guidelines; to establish the criteria and qualifications for Board and committee membership; and to identify, consider and recommend to the Board candidates for election as directors to fill vacancies on the Board and for submission annually to shareholders for whom proxies shall be solicited by the Board. G. Fred DiBona was Chairman of the Nominating and Corporate Governance Committee until his death on January 11, 2005. Fred C. Aldridge, Jr. was elected Chairman on February 11, 2005. Philip J. Baur, Jr. and James E. Ksansnak are members of the Committee. During the fiscal year ended December 25, 2004, there were two meetings of the Committee to consider and recommend the candidates to be nominated for election as directors at the 2005 Annual Meeting.

     The Board of Directors also has a Strategic Planning Committee. Pursuant to the Committee’s Charter, the Committee has the responsibility to review and recommend to the Board the strategic planning process, long-range objectives and strategic plan for the Company; to meet with the Chief Executive Officer and other members of management on at least an annual basis and review management’s strategic planning process and the long-range financial and strategic plan of the Company; and to review and advise the Board regarding strategic business issues, including acquisitions, mergers, divestitures, financing, capital structure and dividend policy. David J. West is the Chairman and James E. Ksansnak, Charles P. Pizzi and Judith M. von Seldeneck are members of the Strategic Planning Committee. During the fiscal year ended December 25, 2004, the Committee held three meetings.

CORPORATE GOVERNANCE

     Code of Business Conduct

     Each of the Company’s directors, officers and employees are required to comply with the Tasty Baking Company Code of Business Conduct adopted by the Company. The Code of Business Conduct sets forth policies covering a broad range of subjects and requires strict adherence to laws and regulations applicable to the Company’s business. The Code of Business Conduct is available on the Company’s website at www.tastykake.com, under the “Corporate Info-Corporate Governance” captions. A copy of the Company’s Code of Business Conduct may also be obtained, without charge, by any shareholder upon written request directed to the Secretary of the Company at 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129. The Company will post to its website any amendments to the Code of Business Conduct, or waiver from the provisions thereof for principal executive officers or directors, under the “Corporate Info-Corporate Governance” caption.

     Corporate Governance Guidelines

     The Board of Directors has adopted the Tasty Baking Company Corporate Governance Guidelines which outline the responsibilities of the Board of Directors, director selection criteria and procedures, board composition criteria and various policies and procedures designed to ensure effective governance. These Guidelines will be reviewed annually by the Nominating and Corporate Governance Committee to determine effective compliance and implementation and may be revised from time to time. The Corporate Governance Guidelines are available on the Company’s website at www.tastykake.com, under the “Corporate Info-Corporate Governance” captions, or upon written request directed to the Secretary of the Company at 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129.

     Nomination Process and Qualifications for Director Nominees

     The Nominating and Corporate Governance Committee has established certain procedures and criteria for the selection of nominees for election to the Board of Directors. The Committee determines, and reviews with the Board on an annual basis, the desired skills and characteristics for directors as well as the composition of the Board as a whole. Nominees should satisfy at a minimum the following criteria in order to qualify for consideration to serve on the Board of Directors: possess the highest personal and professional ethics, integrity and judgment; have the ability and willingness to commit the necessary time and energy to prepare for, attend and participate in the meetings of the Board and one or more of its standing committees; have relevant background and experience that complement the background and experience of the other directors; have a proven record of competence and accomplishment through demonstrated leadership in a profession, business, education or government service as a director, chief executive officer or senior management executive, including financial, accounting, legal, sales, marketing and other relevant experience, that will enhance the perspective and effectiveness of the Board, including perspectives resulting from diversity in the experience and background of such nominee; be a shareholder or be willing to become a shareholder of the Company; and have the willingness and ability to represent the interests of all shareholders rather than any special interest or constituency while keeping in perspective the interests of the Company’s employees, customers, local communities and other constituencies.

     If nominations are required for election at an annual meeting of shareholders, the Committee will first consider the nomination of the current directors whose terms are expiring including their past performance on the Board, along with the criteria set forth above, in determining whether to nominate them for re-election. In connection with nominations for elections at annual meetings of shareholders or to fill vacancies in the Board at special or annual meetings of shareholders, the Committee may solicit the current members of the Board for the names of potentially qualified candidates. In addition, the Committee may ask the directors to pursue their own business contacts for the names of potentially qualified candidates. The Committee may retain director search firms as it determines necessary in its own discretion.

     The Committee will also consider director candidates recommended by shareholders in the same manner in which the Committee would evaluate director nominees recommended through the process described above; provided that the following requirements are met: the shareholder provides documentation evidencing his or her ownership interest in the Company; the recommended individual meets the criteria set forth above, the shareholder nomination provides at a minimum comprehensive written information relating to the recommended individual’s business experience and background, including but not limited to, his or her complete name, age, address, principal occupation, directorships, positions and offices held, name and principal business of any corporation or other organization in which such positions were held, affiliation with the Company; family relationships with any director, executive officer or other nominee, and any arrangements or understandings between him or her and any other person pursuant to which he or she was recommended as a nominee for director; additional written information regarding any legal proceedings in the preceding five years in which the recommended individual was involved as required in Regulation S-K, Item 401(f); and a written consent executed by the recommended individual stating that he or she desires to be considered as a nominee and, if elected, that he or she will serve as a director. All shareholder nominations must be received by the Secretary of the Company between 90 and 120 days prior to the first anniversary of the mailing date of the prior year’s proxy statement for the Company’s annual meeting of shareholders. In the event the annual meeting of shareholders is moved by more than 30 days from the anniversary date of the preceding annual meeting or in the case of a special meeting of shareholders called for the purpose of electing directors, then notice must be given not later than the close of business on the 5th day following the date on which public disclosure of the meeting date was made.

     The Committee will consider the director candidates derived from the foregoing process and make its recommendations to the full Board of Directors for approval.

     Communicating with Directors

     Shareholders who wish to communicate with the Board of Directors, the non-management directors or an individual director may do so by sending a letter to the Secretary of the Company at 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication.” The Secretary has been authorized to screen commercial solicitations and materials which pose security risks, are unrelated to the business or governance of the Company, or are otherwise inappropriate. All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all or individual members of the Board. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table discloses compensation received by the Company’s Chief Executive Officer and the four other most highly paid executive officers in fiscal 2004 for the three fiscal years ended December 25, 2004, December 27, 2003 and December 28, 2002.

SUMMARY COMPENSATION TABLE (1)

	Annual Compensation			Long-Term Compensation
				Stock	Restricted Stock	All Other
Name and Principal Position	Year	Salary	Bonus	Options (2)	Awards (3)	Compensation (4)
C. P. Pizzi (5)	2004	$425,400	—	—	$240,000	$6,590
President & CEO	2003	400,000	—	85,000	—	8,564
	2002	92,316	$70,350	75,000	—	1,084

V. A. Melchiorre (6)	2004	239,035	—	—	120,000	3,597
Senior Vice President & CMO	2003	207,307	—	68,500	—	131,581
	2002	—	—	—	—	—

D. S. Marberger (6)	2004	238,990	—	—	120,000	2,475
Senior Vice President & CFO	2003	203,322	—	68,500	—	—
	2002	—	—	—	—	—

B. W. Thompson (6)	2004	199,080	—	20,000	120,000	87,090
Senior Vice President,	2003	—	—	—	—	1,995
Supply Chain	2002	—	—	—	—	—

A. R. Bayles (6)	2004	162,703	—	—	80,000	600
Chief Information Officer	2003	65,231	—	5,000	—	600
	2002	—	—	—	—	—

(1)	This table does not include columns for Other Annual Compensation and LTIP Payouts for which there are no amounts to report. The amount of Other Annual Compensation paid to the named executive officers was in each case for perquisites which are not reportable since they did not exceed the lesser of $50,000 or 10% of salary and bonus as reported for each named executive officer.

(2)	As an inducement to join the Company, Messrs. Pizzi, Marberger, Melchiorre and Thompson were awarded options to purchase 25,000, 25,000, 25,000 and 20,000 shares of Common Stock, respectively, upon their first date of employment with the Company with an exercise price equal to the closing price of the Company Common Stock on such date. The first date of employment for Messrs. Pizzi, Marberger, Melchiorre and Thompson was October 7, 2002, February 3, 2003, January 21, 2003 and February 16, 2004, respectively. On December 20, 2002, Mr. Pizzi was awarded options to purchase 50,000 shares of Common Stock with an exercise price equal to the closing price of the Company Common Stock on such date. On August 7, 2003, the Compensation Committee awarded Messrs. Pizzi, Marberger, Melchiorre and Ms. Bayles options to purchase 85,000, 43,500, 43,500 and 5,000 shares of Common Stock, respectively, with an exercise price equal to the closing price of the Company Common Stock on the date of grant. The option grants awarded prior to August 7, 2003 vest in equal one-fifth increments on the date of grant and each anniversary of the date of grant thereafter. The option grants awarded on or after August 7, 2003 vest in equal one-third increments on the first, second and third anniversaries of the date of grant. In addition, any shares obtained through the exercise of those options awarded on or after August 7, 2003 may not be sold or transferred, other than for the payment of taxes incurred in the exercise of such options, for a five-year holding period which ends on the fifth anniversary of the date of grant.

(3)	On October 29, 2004, Messrs. Pizzi, Marberger, Melchiorre and Thompson and Ms. Bayles were granted 30,000, 15,000, 15,000, 15,000 and 10,000 shares of restricted stock pursuant to the 2003 Long Term Incentive Plan, respectively. These grants will vest in equal one-fifth installments beginning on the first anniversary of the date of grant, subject to an acceleration provision. The executive officers will receive dividends on the restricted stock during the vesting period. In the event the closing price of the Company’s Common Stock equals or exceeds $14.00 per share for ten consecutive trading days during the normal vesting period, then any unvested shares will immediately vest upon the later of (i) the third anniversary of the date of grant or (ii) the tenth consecutive trading day during which the Company’s Common Stock equals or exceeds $14.00 per share.

(4)	Includes contributions made for Messrs. Pizzi, Marberger, Melchiorre and Thompson and Ms. Bayles in the amounts of $600 each under the Company’s Thrift Plan and term life insurance premiums paid on behalf of each executive. Mr. Pizzi received an imputed value of $5,090 for term life insurance premiums. In addition, this amount includes $128,911 for costs relating to Mr. Melchiorre’s relocation in 2003 and $85,306 for costs relating to Mr. Thompson’s relocation in 2004.

(5)	Mr. Pizzi joined the Company as President and Chief Executive Officer on October 7, 2002. As an inducement to join the Company, Mr. Pizzi was granted 4,000 shares of the Company’s Common Stock which was valued at the closing price on October 7, 2002 ($11.30). In addition, the Company reimbursed Mr. Pizzi on a full “gross-up” basis for the income tax cost of the stock award. The amount appearing in the “Bonus” column for Mr. Pizzi represents the value of this stock award and the tax “gross up.”

(6)	Messrs. Melchiorre, Marberger and Thompson and Ms. Bayles joined the Company on January 21, 2003, February 6, 2003, February 16, 2004, and August 1, 2003, respectively.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth the options to purchase shares of the Company’s Common Stock granted to the named executive officers during the fiscal year ended December 25, 2004. No other named executive officers received stock options in 2004.

Individual Grants
	Number	% of Total
	of Securities	Options/SARs
	Underlying	Granted to	Exercise or
	Options/SARs	Employees in	Base Price		Present Value on
Name	Granted	Fiscal Year	($ per share)	Expiration Date	Grant Date (2)
B. W. Thompson (1)	20,000	48.8%	$10.10	2/16/14	$56,600

(1)	As an inducement to join the Company, Mr. Thompson was awarded options to purchase 20,000 shares of Common Stock upon his first date of employment with the Company with an exercise price equal to the closing price of the Company’s Common Stock on such date ($10.10). The first date of employment for Mr. Thompson was February 16, 2004. This option grant vests in equal one-third increments on the first, second and third anniversaries of the date of grant. In addition, any shares obtained through the exercise of these options may not be sold or transferred, other than for the payment of taxes incurred in the exercise of such options, for a five-year holding period which ends on the fifth anniversary of the date of grant.

(2)	These values were calculated using the Black-Scholes option-pricing model based on the following assumptions: dividend yield of 2.75%, expected volatility of 36.48%, expected life of five years, and risk-free interest rate of 3.07%.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

     The following table provides information on option exercises in fiscal 2004 by the named executive officers and the value of such officers’ unexercised options on December 25, 2004.

	No. of		Number of Unexercised Options at			Value of Unexercised in-the-Money
	Options	Value	Fiscal Year-End			Options at Fiscal Year-End (1)
Executive	Exercised	Realized	Total	Exercisable	Unexercisable	Total	Exercisable	Unexercisable
C. P. Pizzi	—	—	160,000	73,333	86,667	$—	$—	$—
D. S. Marberger	—	—	68,500	29,500	39,000	—	—	—
V. A. Melchiorre	—	—	68,500	29,500	39,000	—	—	—
B. W. Thompson	—	—	20,000	—	20,000	—	—	—
A. R. Bayles	—	—	5,000	1,667	3,333	—	—	—

(1)	These columns represent the difference on December 25, 2004 between the market price of the Company’s Common Stock ($8.09) and the option exercise price. Stock options with an exercise price greater than the market price had no value at the end of fiscal 2004.

PENSION PLAN

     The following table shows the approximate annual retirement benefits which will be payable under the Company’s Pension Plan for an employee retiring in 2005 at the normal retirement age of 65 for the specified years of service and levels of average remuneration. The amounts listed in this table do not include Social Security benefits to which executive officers may be entitled.

Final Average
Remuneration	15 Years of Service
$125,000	$19,213
150,000	23,713
175,000	28,213
200,000	32,713

     The Company has a defined benefit, non-contributory pension plan which covers substantially all employees, including the executive officers named above. Annual amounts which are contributed to the plan and charged to expense during the year are computed on an aggregate actuarial basis and cannot be individually allocated. The remuneration covered by the plan includes salaries and bonuses paid to plan participants as reflected in the Summary Compensation Table (see p. 11). Benefits under the plan are calculated as a percentage of the average of the 60 highest consecutive calendar months of compensation paid by the Company during the last 120 calendar months of employment, which percentage depends on the employee’s total number of years of service. Benefits under the pension plan are coordinated with Social Security and are presently restricted under federal tax law to a maximum of $170,000 per year. On December 10, 2004, the Company amended the plan to cease accrual of benefits for all participants of the plan, effective as of March 26, 2005. Messrs. Pizzi, Marberger, Melchiorre and Thompson and Ms. Bayles have approximately 2 1/4, 2, 2, 1 and 1 1/2 years of credited service under the plan, respectively, but they will not earn further years of credited service for their service with the Company after March 26, 2005.

     The retirement benefits which the Company is obligated to pay to Mr. Pizzi are defined in his Employment Agreement and a separate Supplemental Executive Retirement Plan (“SERP”) Agreement dated as of October 7, 2002. On August 19, 2004, the Board of Directors amended and restated the SERP Agreement with Mr. Pizzi to convert his benefits from a defined benefit to a defined contribution benefit to be consistent with the Company’s cessation of accrual of benefits for all participants under the Company’s pension plan effective as of March 26, 2005. Prior to this amendment, the SERP Agreement provided a minimum retirement benefit of $157,000 annually at the normal retirement age of 62, subject to adjustment for salary increases and early retirement. Under Mr. Pizzi’s amended and restated SERP Agreement, he will be entitled to amounts accumulated in an unfunded notional account established by the Company on his behalf. Effective as of September 30, 2004, the Company credited an initial amount equal to $172,500 to such account. Thereafter, the Company credits a contribution to such account at the end of each month of an amount equal to 39% of the base salary and bonus paid to Mr. Pizzi in such month. Interest is credited to the account on a monthly basis equal to the product of (i) one twelfth of the interest crediting rate for the calendar year and (ii) the account balance at the beginning of the month. The interest crediting rate for the calendar year is the Moody’s Aa rate for corporate bonds as of the last business day preceding the beginning of the calendar year. Mr. Pizzi is immediately and fully vested in all amounts credited to such account on his behalf, unless he is terminated by the Company for gross or willful misconduct or in the event of his death while unmarried.

     Mr. Pizzi will be entitled to the payment of benefits from the SERP account on the first day of the month immediately following death, permanent disability or retirement on or after age 57. Payment of benefits is deferred until age 57 if Mr. Pizzi terminates employment before age 57 (for reasons other than disability or permanent disability). Benefits will be paid to Mr. Pizzi in a lump sum equal to the account balance as of the end of the month preceding payment to him. In the event of a change of control, Mr. Pizzi is guaranteed three additional annual contribution credits; provided, however, that this guarantee is reduced for each year after a change in control that he remains employed and receives such credits. In no event is the guarantee of the additional contribution credits applicable for any years after the calendar year in which he attains age 62.

Employment, Change of Control and Termination Arrangements for Executives

     Mr. Pizzi. On August 14, 2002, the Company and Mr. Pizzi entered into an Employment Agreement under the terms of which Mr. Pizzi was hired to serve as Chief Executive Officer and President for a period of two years commencing October 7, 2002. The Agreement was subsequently amended on January 19, 2004 with regard to the change of control benefits provided thereunder, and on August 19, 2004 to extend the initial term by an additional year. His Agreement will be automatically renewed for additional one year periods if not terminated by either Mr. Pizzi or the Company on at least 90 days notice prior to the end of the then current term. Pursuant to the Agreement Mr. Pizzi receives a base salary of not less than $400,000 per year, he is entitled to participate in the Management Incentive Plan providing cash bonuses to executive officers, and he received 4,000 shares of Common Stock which became fully vested upon commencement of his employment and options to purchase 25,000 shares of Common Stock in accordance with the provisions of the Company’s Long Term Incentive Plans. The Company also pays the premiums on a term life insurance policy for the benefit of Mr. Pizzi’s heirs. The amount of the life insurance coverage was originally $1,000,000 and was increased to $2,000,000 as a result of the August 19, 2004 amendment. Other perquisites and benefits are provided to Mr. Pizzi commensurate with his position as President and Chief Executive Officer.

     In the event that Mr. Pizzi’s employment is terminated under any of the circumstances described below, he will be entitled to receive certain continuing compensation benefits from the Company: (i) termination by the Company without cause, (ii) if the Company elects not to renew Mr. Pizzi’s employment agreement, (iii) if Mr. Pizzi terminates employment for “good reason,” (iv) if Mr. Pizzi terminates employment after a change of control, or (v) if the Company terminates Mr. Pizzi’s employment (other than for cause) within 18 months after a change of control. The compensation benefits which Mr. Pizzi will be entitled to receive (other than in connection with a change of control) include: (a) two times his annual base salary payable over 24 months, (b) a cash bonus, payable each year during the two years following termination, equal to one-half of his average historical annual cash bonus multiplied by the percentage derived by dividing the aggregate bonuses awarded to all senior executives in each of such two years by the average annual cash bonuses received by such senior executives in the prior five fiscal years, and (c) acceleration of the vesting of all outstanding stock options. The compensation benefits which Mr. Pizzi will be entitled to receive as a result of termination of his employment in connection with a change of control include: (a) three times his annual base salary payable over 36 months, (b) a cash bonus, payable each year during the three years following termination, equal to his average historical annual cash bonus multiplied by the percentage derived by dividing the aggregate bonuses awarded to all senior executives in each of such three years by the average annual cash bonuses received by such senior executives in the prior five fiscal years, (c) medical and life insurance benefits for a period of 36 months after termination, subject to satisfying the insurability criteria of the applicable plan, and (d) acceleration of the vesting of all outstanding stock options, subject to any applicable shareholder approval requirement. Mr. Pizzi will be entitled to receive these benefits without any obligation to mitigate damages by seeking other employment; however, payment of such benefits is conditioned upon Mr. Pizzi’s signing a general release in favor of the Company.

     Mr. Pizzi will have the right to receive these benefits in the event of a change of control of the Company if he elects to leave the employment of the Company during the period beginning six months after the change of control and ending 18 months after the change of control or if the Company elects to terminate his employment (other than for cause) at any time within 18 months after the change of control. The Company is then obligated to make a gross up payment to Mr. Pizzi in the event that the payments to him upon a change of control constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), which are subject to the excise tax imposed by Section 4999 of the Code; provided that the Company shall not be obligated to make the gross up payment unless the after-tax value of the payment to Mr. Pizzi is at least $25,000. In no event shall the aggregate amount of the compensation benefits payable to Mr. Pizzi and all other senior executives of the Company as a result of a change of control exceed three percent (3%) of the total transaction value for such change of control. In the event the aggregate amount of compensation benefits payable on a change of control would exceed such limit, the amount of benefits payable to each of Mr. Pizzi and the other senior executives will be proportionally reduced.

     For purposes of the Agreement, “good reason” means (i) any material change in the authority, duties and responsibilities of Mr. Pizzi which is inconsistent with those of President and Chief Executive Officer of the Company, (ii) relocation of his principal place of employment to a place (other than the Company’s Oxford facility) outside of a radius of 30 miles from the Company’s Hunting Park Avenue facility, (iii) the Company’s continued failure to perform its duties under the Agreement after applicable notice and cure periods have expired, (iv) a material reduction in the indemnification provided by the Company which is not applicable to all directors and officers, or (v) Mr. Pizzi ceasing to be a member of the Board of Directors, other than as a result of his resignation, death, disability or termination by the Company with cause. Alternatives (iv) and (v) were added by the August 19, 2004 amendment to Mr. Pizzi’s Employment Agreement.

     Messrs. Marberger, Melchiorre and Thompson. The Company entered into change of control agreements with Messrs. Marberger and Melchiorre on January 19, 2004 and with Mr. Thompson on February 25, 2005. Pursuant to these agreements, in the event that the executive’s employment is terminated (i) by the Company (other than for cause) within one year following a change of control, (ii) by the executive for good reason within one year following a change of control, or (iii) by executive at his election at the end of the 13th month following a change of control, the executive will be entitled to receive certain continuing compensation benefits from the Company. For purposes of these agreements, “good reason” means any material change in the authority, duties and responsibilities of the executive so as to be inconsistent with his background, training and experience, or the Company’s continued failure to perform its duties under the agreement in any material respect, which failure has not been cured within 20 days after written notice has been given by the executive to the Company.

     The compensation benefits which the executive will be entitled to receive as a result of a termination of employment in connection with a change of control as provided under the agreements include: (a) two times his annual base salary payable over 24 months, (b) a cash bonus, payable each year during the two years following termination, equal to his average historical annual cash bonus multiplied by the percentage derived by dividing the aggregate bonuses awarded to all senior executives in each of such two years by the average annual cash bonuses received by such senior executives in the prior five fiscal years, (c) medical and life insurance benefits for a period of 24 months after termination, subject to satisfying the insurability criteria of the applicable plan, and (d) acceleration of the vesting of all outstanding stock options, subject to any applicable shareholder approval requirement. The executives will be entitled to receive these benefits without any obligation to mitigate damages by seeking other employment. Payment of the benefits are conditioned upon the executive’s signing a general release in favor of the Company.

     The aggregate amount of the benefits payable to any executive under the agreements is subject to certain limitations. The Company will not be obligated to make payments to any executive to the extent that the aggregate amount of benefits payable to that executive upon a change of control exceed the “parachute payment” limitations under Section 280G of the Code. In addition, in no event shall the aggregate amount of the compensation benefits payable to Mr. Pizzi and all other senior executives of the Company as a result of a change of control exceed three percent (3%) of the total transaction value for such change of control. In the event the aggregate amount of compensation benefits payable on a change of control would exceed such limit, the amount of benefits payable to each of Mr. Pizzi and the other senior executives will be proportionally reduced.

     The agreements remain in effect until the executive’s death, disability, normal or early retirement, termination for cause, or voluntary termination of employment other than in connection with a change in control. The agreements expressly provide that they do not constitute contracts for future employment and that the executive’s employment shall continue to be at-will, as defined by applicable law.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Policies Applicable To Executive Officers

     The purpose of the Company’s executive compensation program is to attract, retain and motivate qualified executives to manage the business of the Company so as to maximize profits and shareholder value. Executive compensation in the aggregate is made up principally of the executive’s annual base salary, a cash bonus which may be awarded under the Company’s Management Incentive Plan, awards of Company Common Stock or stock options under the Company’s 1997 Long Term Incentive Plan, and awards of stock options, stock appreciation rights, stock awards or performance shares under the 2003 Long Term Incentive Plan. The Company’s Compensation Committee (the “Committee”) (see p. 8) annually considers and makes recommendations to the Board of Directors as to executive compensation, including changes in base salary and bonuses. The Committee considers executive compensation in conjunction with the awards of stock options and other long term incentives pursuant to the foregoing plans.

     Consistent with this purpose, it is the policy of the Committee, in recommending the aggregate annual compensation of executive officers of the Company, to consider the overall performance of the Company, the performance of the functional area of the Company (e.g. sales, manufacturing) for which the executive has responsibility, and the individual contribution and performance of the executive. The performance of the Company and of the function for which the executive has responsibility are significant factors in determining aggregate compensation although they are not necessarily determinative. While shareholders’ total return (see p. 18) is important and is considered by the Committee, it is subject to the vagaries of the public marketplace and the Company’s compensation program focuses on the Company’s Strategic Transformation Plan, specific corporate performance measures and corporate goals which are expected to result in long-term growth and shareholder value. The corporate performance measures which the Committee considers include sales, earnings, return on equity as well as comparisons of sales and earnings with prior years, with budgets, and with the Company’s competitors and peer group.

     The Committee does not rely on any fixed formulae or specific numerical criteria in determining an executive’s aggregate compensation. It considers both corporate and personal performance criteria, competitive compensation levels, the economic environment and changes in the cost of living as well as the recommendation of management. Adjustments to executive compensation are frequently most appropriately made through the award of bonus payments under the Company’s Management Incentive Plan (“Plan”) rather than through significant adjustments to the executive’s base salary. The Committee exercises business judgment based on all of these criteria and the purposes of the executive compensation program.

     Under the Plan, cash bonuses for executives are paid upon the attainment of specified earnings per share objectives. The Company reported earnings of $0.15 per diluted share for fiscal 2004 compared to a loss of $0.29 per diluted share for fiscal 2003. In considering whether cash bonuses would be awarded to executives, the Committee recognized the efforts of management to execute the Company’s Strategic Transformation Plan. While management achieved a number of critical objectives under the Strategic Transformation Plan, including changes to the pension plan and implementation of a new enterprise resource planning (“ERP”) system, the Company’s earnings per share did not meet the minimum performance targets set forth under the Plan for 2004. The Committee also considered the Company’s results in relation to the general economic conditions in 2004 and industry-wide performance. After evaluating the Company’s actual performance compared to the objectives for fiscal 2004, the Committee determined, in consultation with the President and Chief Executive Officer, that no cash bonuses for 2004 would be awarded to executives participating in the Plan.

     In December 2000, the Committee recommended adoption of a restricted stock incentive plan proposed by management to provide incentives which reward executive officers and other executives and key employees of the Company when designated performance targets that benefit shareholders are achieved. Pursuant to the Tasty Baking Company Restricted Stock Incentive Plan, adopted and approved by the Committee, Board of Directors and shareholders, the Committee approved initial awards of the Company’s Common Stock which would vest based upon the achievement of a compounded annualized increase in earnings per share of 10% for fiscal years 2001 through 2003 (the “Measurement Period”) as compared with the publicly reported earnings per share for fiscal year 2000. The Committee and the Board determined that the Restricted Stock Incentive Plan was in the best interest of the Company and its shareholders in order to provide the executive officers and other executives of the Company with performance incentives that further align their interests with those of shareholders. On February 4, 2004, the Committee reviewed the Company’s performance during the Measurement Period and determined that the minimum earnings targets were not achieved and all outstanding awards were forfeited.

Compensation of the Chief Executive Officer

     Mr. Pizzi has served as the Company’s President and Chief Executive Officer since October 7, 2002 and has been charged with the development and execution of the Company’s Strategic Transformation Plan. The Committee reviews Mr. Pizzi’s compensation based upon his performance in achieving certain objectives, including earnings per share and progress on the Strategic Transformation Plan.

     The Committee approved an increase in Mr. Pizzi’s annual base salary from $420,004 to $440,024, effective August 20, 2004. On October 29, 2004, the Committee awarded Mr. Pizzi 30,000 shares of restricted Common Stock (see pp. 11-12) under the 2003 Long Term Incentive Plan in recognition of his energy and efforts in achieving certain objectives under the Company’s Strategic Transformation Plan and addressing various business problems facing the Company. Upon consultation with an executive compensation consultant and an evaluation of salaries for chief executive officers of similarly-sized companies, the Committee also determined that Mr. Pizzi’s base salary for 2005 should be increased to $453,232 effective March 20, 2005, for the reasons noted above.

     In considering whether a cash bonus would be awarded to Mr. Pizzi, the Committee recognized Mr. Pizzi’s efforts to execute the Company’s Strategic Transformation Plan, but noted that the Company’s earnings per share did not meet the minimum targets for 2004 pursuant to the Plan. The Committee also considered the goals and criteria which had been established for Mr. Pizzi for fiscal 2004, the Company’s results and the other factors described in its analysis for all executive officers. Taking into consideration all of the circumstances referred to in this Report and the award of restricted stock in October 2004, the Committee concluded that it was appropriate not to award a cash bonus to Mr. Pizzi and that his base salary for 2005 be adjusted as set forth above.

     The Committee’s recommendations as to Mr. Pizzi’s compensation were made to the independent directors of the Board and, after due consideration, were approved as presented.

The Compensation Committee

Judith M. von Seldeneck, Chairperson
Ronald J. Kozich
James E. Ksansnak

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board is composed entirely of outside directors within the meaning of the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended, non-employee directors under SEC Rule 16b-3, and “independent” directors as affirmatively determined by the Board of Directors pursuant to the New York Stock Exchange Listing Standards. The members of the Compensation Committee are the individuals named as signatories to the report immediately preceding this paragraph. None of the members of the Committee are former officers or employees of the Company.

PERFORMANCE GRAPH

     The following line graph compares the five year cumulative total shareholder return on the Company’s Common Stock with (i) the Russell 2000 and (ii) the Company’s peer group consisting of Golden Enterprises, Inc., Interstate Bakeries Corp., Lance, Inc. and J&J Snack Foods Corp. The returns of each peer group company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average.

		PEER	RUSSELL
AS OF	TASTY	GROUP	2000
12/31/1999	100	100	100
12/31/2000	173	95	97
12/31/2001	225	155	99
12/31/2002	115	130	79
12/31/2003	137	151	116
12/31/2004	112	174	138

     Assumes $100 invested on December 31, 1999 in Tasty Baking Company Common Stock, the Russell 2000 Index and the peer group common stock. Total shareholder returns assume reinvestment of dividends. The stock price performance illustrated in the graph is not necessarily indicative of future price performance.

APPROVAL OF AMENDMENT TO THE COMPANY’S 2003 LONG TERM INCENTIVE PLAN TO INCREASE THE NUMBER
OF AUTHORIZED SHARES OF COMMON STOCK BY 500,000 SHARES — PROPOSAL NO. 2

     On March 22, 2005, the Board of Directors adopted, subject to shareholder approval, an amendment to the Company’s 2003 Long Term Incentive Plan (the “Amended Plan”), providing for an increase in the authorized number of shares of Common Stock by 500,000 shares, from 400,000 to 900,000 shares. If approved by the shareholders, Section 5.1 of the 2003 Long Term Incentive Plan will be amended in its entirety to read as follows:

5.1        NUMBER OF SHARES. Subject to adjustment provided in Section 13.1, the aggregate number of shares reserved and available for grant under the Plan shall be 900,000.

     As of December 25, 2004, the 2003 Long Term Incentive Plan had 283,106 shares of common stock available for future grants of stock options, restricted stock and other awards under the Plan.

     Effective March 22, 2005, the Board of Directors adopted (subject to shareholder approval) an amendment to the 2003 Long Term Incentive Plan, a copy of which amendment is attached to this Proxy Statement as Appendix A. The Amended Plan authorizes the Compensation Committee to grant equity-based and other performance-based awards to employees of the Company and members of the Board of Directors. The purpose of the Amended Plan is to promote the success and enhance the value of the Company by linking the personal interests of participants to those of Company shareholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to shareholders. The Amended Plan is designed to give the Compensation Committee flexibility in structuring awards that will achieve these objectives. Due to the nature of the Amended Plan, the benefits to be received by or allocated to the named executive officers or to the Directors, either individually or as a group, cannot be determined. Prior grants made under the 2003 Long Term Incentive Plan to the Company’s named executive officers are reflected in the Summary Compensation Table on page 11.

     The following is a summary of the key provisions of the Amended Plan.

     1. Number of Shares. The aggregate number of shares reserved and available for grant under the Amended Plan is 900,000 shares of Common Stock, adjusted for any stock dividend, stock split or other subdivision or combination of the Common Stock.

     2. Administration. The Amended Plan is administered by the Compensation Committee of the Board (the “Committee”). The members of the Committee must be comprised of directors who satisfy the requirements of “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and the requirements of “outside directors” within the meaning of the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended. At present the Committee consists of Judith M. von Seldeneck, Ronald J. Kozich and James E. Ksansnak.

     3. Eligibility. The Board intends the Amended Plan to be a broad-based incentive compensation program. Accordingly, all members of the Board, employees, officers and executives of the Company are eligible to become participants in the Amended Plan, as determined by the Committee from time to time. Management contemplates that as many as 150 employees, officers, executives and Directors of the Company may participate in the Amended Plan. It is possible that one or more officers of the Company may receive awards under the Amended Plan which in the aggregate exceed one percent (1%) of the Company’s issued and outstanding Common Stock.

     4. Term of Amended Plan. The 2003 Long Term Incentive Plan became effective as of March 27, 2003 and will terminate on March 26, 2013. The Board reserves the right to terminate the Amended Plan prior to such date without prejudice to the holders of any awards then outstanding.

     5. Plan Awards. The Amended Plan authorizes the Committee to grant a variety of incentive awards to participants, as described below. Each award shall be evidenced by a written award agreement, which shall specify the terms and conditions of the award, as determined by the Committee in its discretion, subject to the limitations set forth in the Amended Plan.

          a. Stock Options. The Committee may award options to purchase a specified number of shares of Common Stock. The exercise price of an option must be no less than the fair market value of the underlying shares on the date the option is awarded. The maximum number of shares of Common Stock with respect to which stock options and stock appreciation rights (as described below) may be granted to any single participant during any one fiscal year of the Company is 100,000. Tax-qualified incentive stock options (“ISOs”) may be awarded to participants who are employees of the Company. Non-qualified stock options (“NQOs”) may be awarded to participants who are employees of the Company and also to members of the Board. As of March 18, 2005, the market value of the Common Stock was $8.48 per share.

          b. Stock Appreciation Rights. A stock appreciation right (“SAR”) gives the participant the right to receive, at the time it is exercised by the participant, the excess (if any) of the fair market value of a specified number of shares of Common Stock at the time of exercise over the fair market value of the shares at the time of the award. Upon exercise, the appreciation in the value of the shares will be paid to the participant in cash, in the form of shares of Common Stock, or a combination thereof.

          c. Stock Awards. The Committee may award shares of Common Stock to a participant at no cost to the participant. The award may take the form of an immediate transfer of shares which are subject to forfeiture if conditions specified by the Committee are not met (“Restricted Stock”). Alternatively, the award may take the form of an immediate transfer of shares which are not subject to a risk of forfeiture or a deferred transfer of shares if and when the conditions specified by the Committee are met (“Unrestricted Stock”). The criteria for avoiding forfeiture of Restricted Stock, or receiving a deferred transfer of Unrestricted Stock, may be the completion of a period of continuous employment or Board service with the Company, or satisfaction of specified performance goals, or a combination thereof.

          d. Performance Shares. The Committee may grant an award that will entitle the holder to receive a specified number of shares of Common Stock, or cash in lieu of shares, or a combination thereof, if certain performance goals are met (“Performance Shares”). These goals may include, for example, the price of the Common Stock as reported on the New York Stock Exchange reaching one or more targeted levels, or the Company’s earnings on a per-share basis reaching one or more targeted levels.

     The Committee may allow participants who become entitled to receive cash or unrestricted shares of Common Stock pursuant to awards under the Amended Plan to elect to defer receipt of the cash or shares, as the case may be, until a later date. In addition, the Committee may implement a deferred compensation program for members of the Board of Directors, whereby they can elect to receive a deferred award of shares of Common Stock in lieu of current cash compensation.

     6. Interpretation. The Committee has the power to set, alter or change the rules, guidelines and regulations for the administration of the Amended Plan, and to interpret the Amended Plan and any and all guidelines, rules and regulations so adopted. The determinations by the Committee will be conclusive and binding on all Amended Plan participants and their beneficiaries.

     7. Amendments. The Board may, from time to time, in its discretion, amend or supplement any provision of the Amended Plan, in whole or in part; provided however, no amendment shall be made to modify the requirements for eligibility for participation or to increase the number of shares of Common Stock with respect to which awards may be granted under the Amended Plan unless approved by the shareholders of the Company, and no amendment shall adversely affect the rights of participants under the Amended Plan with respect to outstanding awards.

     8. Anti-Dilution. The number of shares with respect to which awards may be granted under the Amended Plan, the number of shares of Common Stock subject to any outstanding award, and the nature of the securities which may be issued under the Amended Plan, in each case shall be adjusted as a result of stock splits, stock dividends, or other subdivisions or combinations of the Common Stock, or reorganizations, mergers, consolidations, dividends or reclassifications affecting the Company.

     9. Change of Control. In the event of a change of control of the Company, the Committee, in its discretion, may accelerate the vesting of all or less than all outstanding awards.

Federal Tax Consequences of Plan

     The following is a summary of the principal federal tax consequences of the Amended Plan under the Internal Revenue Code of 1986, as amended (“Code”), based on laws and regulations in effect on the date of this proxy statement, which laws and regulations are subject to change, and does not purport to be a complete description of the federal tax aspects of the Amended Plan.

     A participant does not realize taxable income upon the award of a stock option. If the option qualifies as an ISO, the participant does not realize taxable income upon exercise of the option (except for purposes of the alternative minimum tax). The maximum exercise price of shares of Common Stock subject to ISOs granted to any participant which can become exercisable in any calendar year is $100,000. Provided the participant holds the Common Stock for at least one year and until the end of the two-year period from the date the option was awarded, the gain or loss upon the sale of the Common Stock will be treated as capital gain or loss. If the participant sells the stock before satisfying both of these holding period requirements, this is known as a “disqualifying disposition.” In the event of a disqualifying disposition, the lesser of (1) the excess of the fair market value of the Common Stock at the time of exercise over the exercise price, or (2) the excess (if any) of the fair market value of the Common Stock at the time of sale over the exercise price will be taxable to the participant as ordinary income. The Company will not be entitled to any tax deduction in connection with an ISO, except that the Company will be entitled to a deduction equal to the amount that is taxable to the participant as ordinary income as a result of a disqualifying disposition.

     If a stock option is an NQO, the participant will realize ordinary compensation income at the time of exercise equal to the excess of the fair market value of the Common Stock at the time of exercise over the exercise price, and the Company will be entitled to a tax deduction for the same amount.

     A participant does not realize taxable income upon the award of a SAR. The participant will realize ordinary compensation income at the time of exercise equal to the excess of the fair market value of the underlying Common Stock at the time of exercise over the fair market value of the Common Stock at the time of the award, and the Company will be entitled to a tax deduction for the same amount.

     In general, a participant does not realize taxable income upon the award of Restricted Stock; the value of the Restricted Stock will be taxable to the participant as ordinary compensation income if and when the forfeiture restrictions lapse. However, a participant may make an election under Section 83(b) of the Code (“83(b) Election”) to be taxed on the value of the Restricted Stock at the time of the award. If a participant makes an 83(b) Election, he or she will not be taxed on the Restricted Stock if and when the forfeiture restrictions lapse. A participant would make an 83(b) Election by filing a written statement with the IRS no later than 30 days after the date of the award of the Restricted Stock. A copy of that statement also must be given to the Company, and another copy must be attached to the participant’s income tax return for the year of the award.

     A participant will realize ordinary compensation income upon the receipt of Unrestricted Stock equal to the value of the Unrestricted Stock at that time.

     The American Jobs Creation Act of 2004 added Section 409A to the Code, generally effective January 1, 2005. The IRS has so far issued only limited guidance on the interpretation of this new law. Section 409A covers most programs that defer the receipt of compensation to a succeeding year. It provides strict rules for elections to defer (if any) and for timing of payouts. There are significant penalties placed on the individual employee for failure to comply with Section 409A. However, it does not impact the Company’s ability to deduct deferred compensation.

     Section 409A does not apply to ISO, non-qualified stock options (that are not discounted) and Restricted Stock (provided there is no deferral of income beyond the vesting date). Section 409A also does not cover SARs if the SARs are issued by a public company on its traded stock, the exercise price is never less than the fair market value of the underlying stock on the date of grant, the SARs are settled in such stock and no features defer the recognition of income beyond the exercise date. Section 409A does apply to awards of Unrestricted Stock.

Securities Authorized for Issuance under Equity Compensation Plans

     The following table sets forth information about the Company’s equity compensation plans as of December 25, 2004, including the Management Stock Purchase Plan, 1991 Long Term Incentive Plan, 1993 Replacement Option Plan (P & J Spin-Off), 1994 Long Term Incentive Plan, 1997 Long Term Incentive Plan and the 2003 Long Term Incentive Plan.

(c)
	(a)	(b)	Number of securities remaining
	Number of securities to	Weighted-averaged	available for future issuance
	be issued upon exercise	exercise price of	under equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities reflected in
Plan Category	warrants and rights	warrants and rights	column (a))
Equity compensation plans approved by security holders	594,896	$10.69	357,400

Equity compensation plan not approved by security holders (1)	71,500	13.06	—

(1)	There was one award of 4,000 shares of the Company’s Common Stock to Mr. Pizzi as an inducement to his commencing employment with the Company (see pp. 11-12). The balance, 67,500 shares, represents options to purchase the Company’s Common Stock granted to non-employee directors.

Vote Required for Approval

     The Amended Plan is subject to approval by the affirmative vote of at least a majority of the votes cast at the annual meeting by all shareholders entitled to vote thereon.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 2003 LONG TERM INCENTIVE PLAN.

REPORT OF THE AUDIT COMMITTEE

     The purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors in its oversight of (a) the integrity of the Company’s financial statements, (b) the qualifications and independence of the Company’s independent registered public accounting firm (“independent accounting firm”), (c) the performance of the independent accounting firm and the Company’s internal audit personnel, and (d) the Company’s compliance with legal and regulatory requirements. Management has primary responsibility for the financial statements, reporting process and internal controls. The Company’s independent accounting firm is responsible for auditing the financial statements in accordance with generally accepted auditing standards and issuing an opinion as to whether the Company’s financial statements are, in all material respects, presented fairly in conformity with generally accepted accounting principles. The Committee operates pursuant to a written charter that is available on Company’s website at www.tastykake.com under the “Corporate Info-Corporate Governance” captions.

     The Committee monitors the quality and objectivity of the Company’s financial statements and independent audit process, reviews the Company’s accounting policies and internal controls with management and the independent accounting firm, and selects the Company’s independent accounting firm. In addition, the Committee reviews with management and the Company’s independent accounting firm the financial statements to be included in the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, including the “Management’s Discussion and Analysis” section thereof, and those matters required by Statement of Auditing Standards (“SAS”) No. 61, “Communications with Audit Committees”, and SAS No. 90, “Audit Committee Communications.”

     Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, the Committee monitored management’s implementation of the Company’s system of internal controls over financial reporting. As part of this process, the Committee examined management’s progress in documenting, testing and evaluating the system of internal controls over financial reporting and was provided periodic updates from management and the independent accounting firm on the status of the project. The Committee reviewed and discussed with management and with the independent accounting firm the effectiveness of the Company’s internal controls over financial reporting as well as management’s report and the independent accounting firm’s attestation on the subject.

     In fulfilling its responsibilities, the Committee has reviewed and discussed with the Company’s independent accounting firm, PricewaterhouseCoopers LLP, and management, the Company’s audited consolidated financial statements for the fiscal year ended December 25, 2004. The Committee has also discussed with the independent accounting firm such matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has received written disclosures and a letter from the independent accounting firm as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, as currently in effect, and has discussed with the independent accounting firm their independence and the matters required to be discussed under SAS No. 61, as amended. The Committee has also determined that the fees paid for services other than the consolidated financial statement audit and review services provided by the independent accounting firm are compatible with the independence of the independent accounting firm and that the independent accounting firm meets appropriate standards of independence.

     Based upon the Committee’s review and discussion of the foregoing information and in accordance with the provisions of its Charter, the Committee recommended to the Board of Directors that the consolidated financial statements of the Company for the fiscal year ended December 25, 2004 as audited by PricewaterhouseCoopers, be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2004 and filed with the Securities and Exchange Commission.

     The Committee’s recommendations were made to the Board of Directors and, after due consideration, were approved as presented.

The Audit Committee

Ronald J. Kozich, Chairman
Fred C. Aldridge, Jr.
Philip J. Baur, Jr.
James E. Ksansnak

FEES PAID TO THE INDEPENDENT ACCOUNTING FIRM

     During the fiscal years ended December 25, 2004 and December 27, 2003, professional services were performed for the Company by PricewaterhouseCoopers LLP, the Company’s independent accounting firm. Set forth below is information relating to the aggregate fees billed by PricewaterhouseCoopers for professional services rendered for each fiscal year. All fees and services were pre-approved in accordance with the Committee’s pre-approval policy.

     Audit Fees. The aggregate fees billed, or to be billed, for the audit of the Company’s annual financial statements, the audit of management’s assessment of the company’s internal control over financial reporting and PricewaterhouseCoopers’ audit of the Company’s internal control over financial reporting, review of the financial statements included in the Company’s Form 10-Q filings, and services that are normally provided by the independent accounting firm in connection with statutory and regulatory filings or engagements were $665,000 and $335,000, for fiscal 2004 and 2003, respectively. Fees disclosed in this category for fiscal 2004 include, in part, additional accounting and auditing services required due to the Company’s implementation of an ERP system and the assessment of the Company’s controls over financial reporting. The amount for fiscal 2004 represents the fee estimate provided by PricewaterhouseCoopers in its engagement letter executed in September 2004, which was based on an estimated number of hours to be worked on the audit. The engagement letter also provided that if the actual number of hours incurred for the audit exceeded the estimated number of hours, then the excess hours would be billed at a fixed hourly rate. PricewaterhouseCoopers has verbally requested $250,000 of additional fees resulting from these excess hours; however, the Company and its Audit Committee intend to analyze the additional hours incurred and discuss with PricewaterhouseCoopers the amount of any additional fees to be paid.

     Audit-Related Fees. The aggregate fees billed, or to be billed, for assurance and related services by PricewaterhouseCoopers that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees” during fiscal 2003 amounted to $31,000. These services consisted principally of audits of the financial statements for certain employee benefit plans in fiscal 2003. During fiscal 2004, PricewaterhouseCoopers did not perform any such services on behalf of the Company. The audit of these employee benefit plans for fiscal 2004 was conducted by Mitchell & Titus, LLP and amounted to $41,300.

     Tax Fees. PricewaterhouseCoopers did not perform any tax services for the Company in either fiscal 2004 or 2003.

     All Other Fees. The aggregate fees billed, or to be billed, for all other services performed by PricewaterhouseCoopers were $5,000 and $84,662 in fiscal 2004 and 2003, respectively. Fees for services performed in fiscal 2003 were principally for assistance in connection with the preparation of a human capital survey and advice regarding implementation of a long-term incentive plan.

PRE-APPROVAL POLICY FOR SERVICES BY INDEPENDENT ACCOUNTING FIRM

     The Audit Committee has implemented procedures for the pre-approval of all engagements of the Company’s independent accounting firm for both audit and permissible non-audit services, including the fees and terms of each engagement. The Audit Committee annually meets with the independent accounting firm and reviews and pre-approves all audit-related services prior to the commencement of the audit engagement. For permissible non-audit services, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee and the Chairman reviews the nature and terms of any proposed engagement of the independent accounting firm. The Chairman will discuss the matter with management and, as necessary, with the independent accounting firm, prior to making any determination to approve or reject any such engagement. Any approvals of non-audit services are then reported by the Chairman at the next Audit Committee meeting for approval by the Committee.

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTING FIRM —
PROPOSAL NO. 3

     Shareholders will be asked to ratify the selection by the Audit Committee of PricewaterhouseCoopers LLP as independent accounting firm for the fiscal year ending December 31, 2005. PricewaterhouseCoopers LLP currently serves as the Company’s independent accounting firm. Representatives of the firm will be present at the meeting, will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by shareholders concerning the accounts of the Company.

     Although the submission to shareholders of the appointment of PricewaterhouseCoopers LLP is not required by law or the Company’s By-Laws, the Audit Committee believes it is appropriate to submit this matter to shareholders to allow a forum for shareholders to express their views with regard to the Audit Committee’s selection. The Audit Committee retains the sole authority to select and replace the Company’s independent accounting firm at any time. In the event shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment of PricewaterhouseCoopers LLP.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

OTHER BUSINESS

     The Board of Directors does not know of any other business to come before the meeting. However, if any additional matters are presented at the meeting, it is the intention of persons named in the accompanying Proxy to vote the Proxy in accordance with their judgment on those matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, as well as persons who are beneficial owners of more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange, and to furnish the Company with copies of these forms. To the Company’s knowledge, based solely on its review of the Forms 3, 4 and 5 submitted to the Company, the Company believes that all officers and directors of the Company complied with all filing requirements imposed by Section 16(a) of the Exchange Act during fiscal 2004.

SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

     Shareholders of the Company are entitled to submit proposals on matters appropriate for shareholder action and consistent with the regulations of the Securities and Exchange Commission and the Company’s By-Laws. All shareholder proposals to be considered for inclusion in the Company’s proxy statement for the 2006 Annual Meeting must be received by the Company on or before December 1, 2005 pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to Rule 14a-4 of the Exchange Act, if a shareholder notifies the Company after February 15, 2006 of an intent to present a proposal at the 2006 Annual Meeting, the proxy holders may exercise discretionary voting authority if and when the proposal is raised at the annual meeting without including any reference to the proposal in the proxy statement.

     The above summary sets forth the only procedures by which proposals may be properly brought before and voted upon at the Company’s Annual Meeting and is subject to the Company’s By-Laws. All shareholder proposals and notices should be directed to the Secretary of the Company at 2801 Hunting Park Avenue, Philadelphia, Pennsylvania 19129.

ANNUAL REPORT ON FORM 10-K FILED WITH
SECURITIES AND EXCHANGE COMMISSION

     A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 25, 2004 MAY BE OBTAINED, WITHOUT CHARGE, BY ANY SHAREHOLDER, UPON WRITTEN REQUEST DIRECTED TO THE SECRETARY OF THE COMPANY AT 2801 HUNTING PARK AVENUE, PHILADELPHIA, PENNSYLVANIA 19129.

By Order of the Board of Directors

Christina M. Whitford
Secretary

APPENDIX A

TASTY BAKING COMPANY
AMENDMENT NO. 1 TO 2003 LONG TERM INCENTIVE PLAN

     This Amendment is made this 22nd day of March, 2005, by Tasty Baking Company (the “Company”).

W I T N E S S E T H:

     WHEREAS, the Company adopted the Tasty Baking Company 2003 Long Term Incentive Plan (the “Plan”) on March 27, 2003, which was approved by shareholders on May 2, 2003;

     WHEREAS, the Company desires to amend the Plan to increase the number of authorized shares available for issuance under the Plan by 500,000 shares; and

     WHEREAS, the Company wishes to make other necessary and desirable changes to the Plan.

     NOW, THEREFORE, the Plan is hereby amended as follows:

     1. Paragraph 5.1 is hereby deleted and replaced to read in its entirety as follows:

“5.1     NUMBER OF SHARES. Subject to adjustment provided in Section 13.1, the aggregate number of shares reserved and available for grant under the Plan shall be 900,000.”

A-1

APPENDIX B

TASTY BAKING COMPANY
INDEPENDENCE STANDARDS FOR DIRECTORS

     The Board of Directors has adopted Corporate Governance Guidelines that contain director qualifications including director independence. No director will be considered “independent” unless the Board affirmatively determines that the director has no material relationship with Tasty Baking Company or any of its subsidiaries (the “Company”) (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). When making “independence” determinations, the Board will consider all relevant facts and circumstances, as well as any other facts and considerations specified by the NYSE, by law or by any rule or regulation of any regulatory body or self-regulatory body applicable to the Company. Notwithstanding the foregoing, none of the following relationships shall disqualify any director or nominee from being considered “independent” and such relationships shall be deemed to be an immaterial relationship with the Company:

(a)	More than three years ago, (i) the director was employed by the Company, or (ii) an immediate family member of the director was employed by the Company as an executive officer;

(b)	Within the preceding three years, (i) the director or an immediate family member of the director received less than $100,000 per year in direct compensation from the Company, or (ii) received director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), or any such compensation (including amounts over $100,000 per year) was received more than three years ago;

(c)	The director or an immediate family member of the director is or was employed as an executive officer of another organization for which any of the Company’s present executive officers serve on that organization’s board of directors (or similar body) or any committee thereof, except for services on such other organization’s compensation committee within the preceding three years;

(d)	(i) The director is or was an employee, executive officer, partner (other than a limited partner) or significant equity holder of another organization that made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, is less than the greater of $1.0 million or 2% of such other organization’s consolidated gross revenues, or (ii) an immediate family member of the director is or was an executive officer of another company that made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, is less than the greater of $1.0 million or 2% of such other company’s consolidated gross revenues;

(e)	The director is or was an executive officer, partner or significant equity holder of another organization that is indebted to the Company, or to which the Company is or was indebted, and the total amount of indebtedness is 2% or less of the total consolidated assets of such organization;

(f)	The director is or was an executive officer, trustee or director of a foundation, university or other non-profit or charitable organization receiving grants, endowments or other contributions from the Company, in any single fiscal year, less than the greater of $1.0 million or 2% of such charitable organization’s consolidated gross revenues; or

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(g)	A director’s or a director’s immediate family member’s ownership of 10% or less of the equity of the Company or 5% or less of the equity of an organization that has a relationship with the Company.

     In addition to these guidelines, members of certain committees of the Board, such as the Audit Committee, are subject to heightened standards of independence under various rules and regulations.

     For purposes of these guidelines: (1) compensation received by an immediate family member of a director for service as a non-executive employee of the Company shall not be considered in determining independence under (b), above; (2) in applying the test under (d), above, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year and the look-back provisions shall apply solely to the financial relationship between the Company and the director or immediate family member’s current employer and not to former employment of the director or immediate family member; (3) an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, but in applying any look-back provisions, the Company will not consider individuals who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated; (4) a significant equity holder of an organization will normally be considered a stockholder, limited partner or member owning 10% or more of the voting or equity interests in that organization; and (5) a director’s service as a non-employee Chairman of the Board of Directors of the Company shall not be deemed employment by the Company under (a) above.

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DIRECTIONS TO THE UNION LEAGUE OF PHILADELPHIA

140 South Broad Street
Philadelphia, PA 19102
(215) 563-6500

General Directions to The Union League:

From the North. Follow I-95 South to Exit 22. Take “676 West Central Philadelphia” Exit. Follow 676 West to the first exit which is “Broad Street/Central Phila” Exit. This exit will bring you to 15th Street. Follow Directions for Parking and Drop Off below.

From the South. Follow I-95 North to Exit 22. Follow signs for “676 West Central Philadelphia”. Exit to the left. Follow 676 West to the first exit which is “Broad Street/Central Phila.” This exit will bring you onto 15th Street. Continue on 15th Street and follow Directions for Parking and Drop Off below.

From the East. Benjamin Franklin Bridge to “676 West/Central Phila” Exit. You will get on 676 West and take the first exit, which is “Broad Street/Central Phila” Exit. This exit will bring you to 15th Street. Follow Directions for Parking and Drop Off below.

From the West. Take the Pennsylvania Turnpike to Exit 326, which is the “Valley Forge” Exit. Take I-76 East to Exit 344 which is the “676 East/Central Phila” Exit. Take second exit which is “Broad Street/Central Phila” Exit. Stay in right lanes as you exit so you can make a right at the light, which is 15th Street. Continue on 15th Street and follow Directions for Parking and Drop Off below.

Directions for Parking and Drop Off:

Front of the Union League Building. Continue on 15th Street until you see City Hall on your left. Bear left around City Hall. Make right at first light, which is Broad Street. Take Broad Street two blocks to Sansom Street. The Union League is on your right.

The Midtown Parking Garage (1450 Sansom Street). Continue on 15th Street until you see City Hall on your left. Bear left around City Hall. Turn right at the first light, which is Broad Street. Continue on Broad Street two blocks to Sansom Street. Turn right on to Sansom Street. The Union League Parking garage is on the right. The Union League entrance is identified by a blue awning, directly across from The Union League Parking Lot. There will be no charge to park at this location for shareholders attending the Annual Meeting.

Alternative Parking Garage (15th & Sansom Streets). Continue straight on 15th Street (do not bear left around City Hall). Cross Chestnut Street. The next light will be Sansom Street; the parking garage entrance is just before the light on the right. The Union League entrance is diagonally across the intersection. Regular parking charges will apply at this location.

ANNUAL MEETING OF SHAREHOLDERS OF

TASTY BAKING COMPANY

May 12, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors

☐	FOR ALL NOMINEES	CLASS 1 NOMINEES: ¡ Fred C. Aldridge, Jr. ¡ James C. Hellauer
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ James E. Nevels

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Approval of the Amendment to the Tasty Baking Company’s 2003 Long Term Incentive Plan to increase the number of Common Stock by 500,000 Shares.	☐	☐	☐

3.	Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2005.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the shareholder. If no direction is made, this proxy will be voted “FOR” the election of all listed nominees to serve as Directors (subject to the discretion of the Proxies to cumulate the available votes in the manner considered most desirable to elect the maximum number of nominees), “FOR” proposals 2 and 3, and in accordance with the instructions of the Board of Directors on all other matters which may properly come before the meeting. [Shareholders are entitled to cumulate voting in the election of Directors.]

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE
ENCLOSED ENVELOPE.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

TASTY BAKING COMPANY

This Proxy is Solicited on Behalf of the Board of Directors

Proxy for the Annual Meeting of Shareholders, May 12, 2005 at 11:00 A.M.

     The undersigned hereby constitutes and appoints Charles P. Pizzi and David S. Marberger, or any one of them (with full power to act alone), as Proxies of the undersigned with full power of substitution, to vote all of the common stock of Tasty Baking Company which the undersigned has the full power to vote at the Annual Meeting of Shareholders of Tasty Baking Company to be held at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania 19102, and at any adjournments thereof, in the transaction of any business which may come before said meeting, with all the powers the undersigned would possess if personally present and particularly to vote each matter set forth on the reverse side, all as in accordance with the Notice of Annual Meeting and Proxy Statement furnished with this Proxy.

(Continued on the reverse side)